13 Month Autocallable Securities Linked to AAPL
Preliminary Terms
This summary of terms is not complete and should be read with the preliminary pricing supplement below
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	Apple Inc. (ticker: “AAPL”)
Pricing date:	September 27, 2024
Valuation date:	Monthly
Final valuation date:	October 27, 2025
Maturity date:	October 30, 2025
Coupon:	At least 7.70% per annum, paid monthly
Coupon payment dates:	Monthly
Final barrier value:	70.00% of the initial underlying value
Automatic early redemption:
If on any autocall date prior to the valuation date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the related coupon payment

Autocall dates:	Monthly on valuation dates beginning after six months
CUSIP / ISIN:	173070DH3 / US173070DH32
Initial underlying value:	The closing value on the pricing date
Final underlying value:	The closing value on the valuation date
Underlying return:	(Current closing value - initial underlying value) / initial underlying value
Payment at maturity (if not autocalled):
You will receive at maturity for each security you then hold, the final coupon payment plus:
•
If the final underlying value is greater than or equal to the final barrier value: $1,000
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If the final underlying value is less than the final barrier value: $1,000 + ($1,000 × the underlying return)
If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing (other than the final coupon payment), at maturity.
All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	Preliminary Pricing Supplement dated September 18, 2024
Hypothetical Payment at Maturity per Security
Assumes the securities have not been automatically redeemed prior to maturity and does not include the final coupon payment.
Hypothetical Underlying Return on Valuation Date	Hypothetical Payment at Maturity
100.00%	$1,000.00
50.00%	$1,000.00
25.00%	$1,000.00
0.00%	$1,000.00
-30.00%	$1,000.00
-30.01%	$699.90
-50.00%	$500.00
-75.00%	$250.00
-100.00%	$0.00

Selected Risk Considerations	Additional Information
•
You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities (excluding the final coupon payment), and you may lose up to all of your investment.
•
The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the underlying performs in a way that would otherwise be favorable.
•
The securities offer downside exposure, but no upside exposure, to the underlying.
•
The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.
•
The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
•
The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.
•
The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
•
The issuer and its affiliates may have conflicts of interest with you.
•
The U.S. federal tax consequences of an investment in the securities are unclear.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.
Filed pursuant to Rule 433

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.